                                                                  (Exhibit 12)
                          INTERNATIONAL PAPER COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)
                                  (Unaudited)

                                                                  For the Years Ended December 31,             Three Months Ended
                                                                                                                  March 31,
                TITLE                                        1991      1992      1993      1994      1995        1995       1996
- -------------------------------------                      --------  --------  --------  --------  --------    --------   --------
A) Earnings before income taxes, minority
     interest, extraordinary item and
     accounting changes                                    $  693.0  $  226.0  $  538.0  $  715.0  $2,028.0    $  406.0   $  336.0

B) Less:  Minority interest expense, net of
          taxes                                               (42.0)    (15.0)    (36.0)    (47.0)   (156.0)      (14.0)     (75.0)

C)  Add:  Fixed charges excluding
          capitalized interest                                380.3     325.3     365.3     412.3     582.3       119.9      147.3

D)  Add:  Amortization of previously
          capitalized interest                                  9.9       9.9      12.2      12.8      13.0         3.2        3.7

E) Less:  Equity in undistributed
          earnings of affiliates                              (10.8)    (19.1)    (25.9)    (49.1)    (94.5)      (16.3)     (12.4)
                                                           --------  --------  --------  --------  --------    --------   --------
F)  Earnings before income taxes, minority
    interest, extraordinary item, accounting
    changes and fixed charges                              $1,030.4  $  527.1  $  853.6  $1,044.0  $2,372.8    $  498.8   $  399.6
                                                           ========  ========  ========  ========  ========    ========   ========

Fixed Charges

G)  Interest and amortization of debt
    expense                                                $  351.1  $  297.1  $  334.5  $  371.0  $  542.3    $  110.8   $  136.3

H) Interest factor attributable to rentals                     29.2      28.2      30.8      41.3      40.0         9.1       11.0

I) Capitalized interest                                        36.4      42.0      12.2      18.0      58.0         7.6       15.3
                                                           --------  --------  --------  --------  --------    --------   --------
J)  Total fixed charges                                    $  416.7  $  367.3  $  377.5  $  430.3  $  640.3    $  127.5   $  162.6
                                                           ========  ========  ========  ========  ========    ========   ========

K)  Ratio of earnings to fixed charges                         2.47      1.44      2.26      2.43      3.71        3.91       2.46
                                                           ========  ========  ========  ========  ========    ========   ========

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